Exhibit 7.15

WITHDRAWAL NOTICE

dated as of September 1, 2014

Shanda Interactive Entertainment Limited
8 Stevens Road
Singapore 257819
Attention: Ms. Han Li

Primavera Capital Group
28/F, 28 Hennessy Road
Wanchai
Hong Kong
Attention: Jie Lian, Lawrence Wang

Re: Withdrawal from the Consortium

Reference is made to the Consortium Agreement (as amended and supplemented, the “Agreement”) dated as of January 27, 2014 by and between Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Shanda Interactive”) and Primavera Capital (Cayman) Fund I L.P., a limited partnership organized under the laws of the Cayman Islands (“Primavera”), to which several entities joined as party after the signing date thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

1.
Each of Perfect World Co., Ltd., a company limited by shares incorporated and existing under the laws of the Cayman Islands (“Perfect World”), FV Investment Holdings, a company limited by shares incorporated and existing under the laws of the Cayman Islands (“FV Investment”), and CAP IV Engagement Limited, a company limited by shares incorporated and existing under the laws of Cayman Islands (“CAP IV”, together with Perfect World and FV Investment, the “Withdrawing Parties”) hereby withdraws from the Consortium.  The withdrawal by the Withdrawing Parties from the Consortium (the “Withdrawal”) will become effective upon the counter-signing of this Withdrawal Notice by each of Shanda Interactive and Primavera (together, the “Remaining Parties”).

2.
Upon the effectiveness of the Withdrawal, each Withdrawing Party shall cease to be a party to the Agreement and shall not be liable to any other Withdrawing Party or any Remaining Party under or in relation to the Agreement, whether in respect of actions taken by such Withdrawing Party prior to, on or after the date of this Withdrawal Notice; provided that the provisions of Section 6.2 (Confidentiality) of the Agreement shall remain in full force and effect and continue to bind the Withdrawing Parties.

3.
Upon the effectiveness of the Withdrawal, each Remaining Party shall cease to be liable to any Withdrawing Party under or in relation to the Agreement, whether in respect of actions taken by such Remaining Party prior to, on or after the date of this Withdrawal Notice; provided that (i) the provisions of Section 6.2 (Confidentiality) of the Agreement shall remain in full force and effect and continue to bind the Remaining Parties and (ii) the Remaining Parties shall pay, on behalf of the Withdrawing Party, the reasonable fees, expenses and disbursements of advisors (including, for the avoidance of doubt, Clifford Chance, Commerce and Finance Law Offices, KPMG, Latham & Watkins, McKinsey & Company and Shin & Kim) incurred by the Withdrawing Party on behalf of and for the benefit of the

Consortium between January 27, 2014 and the date hereof in connection with the Transaction and such fees, expenses and disbursements shall be deemed Consortium Transaction Expenses and be payable by the Remaining Parties upon consummation of the Transaction or at the time of termination of the Agreement, whichever comes earlier.

4.
In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, each Withdrawing Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Withdrawing Party Releasors”) hereby releases, waives and forever discharges each Remaining Party and each of their respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, “Remaining Party Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, “Claims”), which any of such Withdrawing Party Releasors ever had, now have, or may have against any of such Remaining Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

5.
In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, each Remaining Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Remaining Party Releasors”) hereby releases, waives and forever discharges each Withdrawing Party and each of their respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, “Withdrawing Party Releasees”) of and from any and all Claims which any of such Remaining Party Releasors ever had, now have, or may have against any of such Withdrawing Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

6.
This Withdrawal Notice shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.
This Withdrawal Notice may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this withdrawal notice to be executed as of the date first written above by their respective duly authorized officers.

PERFECT WORLD CO., LTD.

By:	/s/ Hong Xiao
	Name:	Hong Xiao
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this withdrawal notice to be executed as of the date first written above by their respective duly authorized officers.

FV INVESTMENT HOLDINGS

By:	/s/ TANG Kui
	Name:	TANG Kui
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this withdrawal notice to be executed as of the date first written above by their respective duly authorized officers.

CAP IV ENGAGEMENT LIMITED

By:	/s/ Eric Zhang
	Name:	Eric Zhang
	Title:	Managing Director

Acknowledged and agreed:

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

Date:	09/01/2014

Acknowledged and agreed:

PRIMAVERA CAPITAL (CAYMAN) FUND I L.P.

BY: PRIMAVERA CAPITAL (CAYMAN) GP1 L.P., ITS GENERAL PARTNER

BY: PRIMAVERA (CAYMAN) GP1 LTD, ITS GENERAL PARTNER

By:	/s/ Lawrence Wang
	Name:	Lawrence Wang
	Title:	Authorized Signatory

Date:	09/01/2014